SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

                _________________________________

                 POST-EFFECTIVE AMENDMENT NO. 3
                               TO
                            FORM U-1
               __________________________________

                   APPLICATION OR DECLARATION

                            under the

           PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                              * * *

              AMERICAN ELECTRIC POWER COMPANY, INC.
                       AEP RESOURCES, INC.
             1 Riverside Plaza, Columbus, Ohio 43215
       (Name of company or companies filing this statement
          and addresses of principal executive offices)

                              * * *

              AMERICAN ELECTRIC POWER COMPANY, INC.
             1 Riverside Plaza, Columbus, Ohio 43215
             (Name of top registered holding company
             parent of each applicant or declarant)

                              * * *


                 Susan Tomasky, General Counsel
          AMERICAN ELECTRIC POWER SERVICE CORPORATION
             1 Riverside Plaza, Columbus, Ohio 43215
           (Names and addresses of agents for service)


                Jeffrey D. Cross, General Counsel
                       AEP RESOURCES, INC.
             1 Riverside Plaza, Columbus, Ohio 43215
           (Names and addresses of agents for service)



     American Electric Power Company, Inc. ("American"), a registered holding company under the Public Utility Holding Company Act of 1935, as amended, and its subsidiary, AEP Resources, Inc. ("Resources"), hereby amend their Application or Declaration on Form U-1 in File No. 70-9021 as follows:
     1. By amending and restating the last paragraph of Item 1G as follows:
          "Finance Subsidiaries would be wholly-owned by Project Parents and would issue securities in the public or private capital markets both in the U.S. and abroad. The proceeds of any such securities issuance by a Finance Subsidiary would be loaned to the Project Parent owner of such Finance Subsidiary pursuant to loan documentation. The Project Parent would use the proceeds to invest in Exempt Projects and to finance the existing business of such Project Parent. The Project Parent will provide the Finance Subsidiary with payments on the Project Parent's loan which will allow repayment of the Finance Subsidiary's obligations under the securities the Finance Subsidiary has issued. Any debt security issued by a Project Parent to its Finance Subsidiary to evidence loans made by the Finance Subsidiary will comply with the requirements of Rule 52(b)(2). The exclusive function and business activity of any Finance Subsidiary will be the issuance of its securities, loaning of the proceeds to its Project Parent owner and transactions incidental thereto. Although a Finance Subsidiary would not hold the securities of an Exempt Project, it would serve exclusively as a 'captive' financing adjunct of the Project Parent that will hold such securities. Using a Finance Subsidiary to finance the activities contemplated in the Application and the Orders will provide, in each case in which a Finance Subsidiary is used, a Project Parent with economic advantages it could not attain without the use of a Finance Subsidiary."
     2.   By adding the following paragraphs to the end of Item 1:
          "Rule 54 provides that in determining whether to approve certain transactions other than those involving an exempt wholesale generator ('EWG') or a foreign utility company ('FUCO'), as defined in the 1935 Act, the Commission will not consider the effect of the capitalization or earnings of any subsidiary which is an EWG or FUCO if Rule 53(a), (b) and (c) are satisfied. As set forth below, all applicable conditions of Rule 53(a) are currently satisfied and none of the conditions set forth in Rule 53(b) exist or will exist as a result of the transactions proposed herein, thereby satisfying such provision and making Rule 53(c) inapplicable.
          Rule 53(a)(1). As of September 30, 1998, American, through its subsidiary, AEP Resources, Inc., had aggregate investment in FUCOs of $463,536,000. This investment represents approximately 28.0% of $1,654,505,000, the average of the consolidated retained earnings of American reported on Forms 10-Q and 10-K for the four consecutive quarters ended September 30, 1998.
          Rule 53(a)(2). Each FUCO in which American invests will maintain books and records and make available the books and records required by Rule 53(a)(2).
          Rule 53(a)(3). No more than 2% of the employees of the Operating Companies of American will, at any one time, directly or indirectly, render services to any FUCO.
          Rule 53(a)(4). American has submitted and will submit a copy of Item 9 and Exhibits G and H of American's Form U5S to each of the public service commissions having jurisdiction over the retail rates of American's Utility Subsidiaries.
          Rule 53(b). (i) Neither American nor any subsidiary of American is the subject of any pending bankruptcy or similar proceeding; (ii) American's average consolidated retained earnings for the four most recent quarterly periods ($1,654,585,000) represented an increase of approximately $63,768,000 (or 4%) in the average consolidated retained earnings from the previous four quarterly periods ($1,590,817,000); and (iii) for the fiscal year ended December 31, 1997, American did not report operating losses attributable to American's direct or indirect investments in EWGs and FUCOs.
          American was authorized to invest up to 100% of its consolidated retained earnings in EWGs and FUCOs (HCAR No. 26864, April 27, 1998) (the '100% Order') in File No. 70-9021.
     In connection with its consideration of American's application for the 100% Order, the Commission reviewed American's procedures for evaluating EWG or FUCO investments. Based on projected financial ratios and on procedures and conditions established to limit the risks to American involved with investments in EWGs and FUCOs, the Commission determined that permitting American to invest up to 100% of its consolidated retained earnings in EWGs and FUCOs would not have a substantial adverse impact upon the financial integrity of the AEP System, nor would it have an adverse impact on any of the Utility Subsidiaries or their customers, or on the ability of state commissions to protect the Utility Subsidiaries or their customers. Since similar considerations are involved hereunder with respect to Rule 54, Applicant should not be required to make subsequent Rule 54 filings once American's aggregate investment in EWGs and FUCOs exceeds 50% of its consolidated retained earnings."
     3.   By adding the following statement to the end of Item 2:
     "No additional expenses, other than expenses estimated not to exceed $2,000 to be billed at cost by American Electric Power Service Corporation, are expected to be incurred in connection with this Post-Effective Amendment No. 3."
     4. By adding the following sentence to the end of Item 4 as follows:
     "The transactions described in this Post-Effective Amendment No. 3 are not subject to the jurisdiction of any State commission or of any federal commission other than this Commission."
     5.   By filing an Opinion of Counsel as Exhibit F hereto.

                            SIGNATURE
     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this statement to be signed on their behalf by the undersigned thereunto duly authorized.
                    AMERICAN ELECTRIC POWER COMPANY, INC.
                    AEP RESOURCES, INC.


                    By_/s/ Henry W. Fayne_______________
                              Vice President


Dated:  December 29, 1998




                                                        Exhibit F



614/223-1648


Securities and Exchange Commission
Office of Public Utility Regulation
450 Fifth Street, N.W.
Washington, D.C. 20549

December 29, 1998

Re:  American Electric Power Company, Inc. ("AEP")
     SEC File No. 70-9021

Gentlemen:

In connection with the transactions proposed and described in the Application or Declaration on Form U-1 filed with this Commission by AEP in the captioned proceeding, to which this opinion is an exhibit, I wish to advise you as follows:

I am of the opinion that AEP is a corporation validly organized and duly existing under the laws of the state in which it was incorporated.

I am further of the opinion that, in the event that the proposed transactions are consummated in accordance with said Application or Declaration:

     (a) all state laws applicable to the proposed transactions will have been complied with; and

     (b) consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by AEP or any associate company thereof.

I hereby consent to the filing of this opinion as an exhibit to the above-mentioned Application or Declaration, as amended.

Very truly yours,

/s/ Thomas G. Berkemeyer

Thomas G. Berkemeyer